UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

AUDIOEYE, INC.

(Name of Registrant As Specified in Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed:

AUDIOEYE, INC.

5210 E. Williams Circle, Suite 750

Tucson, Arizona 85711

Telephone: (866) 331-5324

Dear Stockholders:

We are furnishing this notice and the enclosed information statement (the “Information Statement”) to the holders of shares of common stock, $0.00001 par value per share (the “Common Stock”), of AudioEye, Inc., a Delaware corporation (the “Company”), for informational purposes only pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder.

The purpose of this Information Statement is to notify our stockholders that on June 27, 2018 the holders of 97,911,242 shares of our Common Stock and 84,107 shares of preferred stock of the Company, par value $0.00001 per share (the “Preferred Stock”), representing 57% of the outstanding voting power of the Company, executed a written consent in lieu of a special meeting of stockholders, to be effective on June 27, 2018 (the “Majority Stockholder Consent”), approving a Certificate of Amendment (the “Amendment”) to our Amended and Restated Certificate of Incorporation (i) effecting a reverse split of the Common Stock at a ratio of twenty-five to one (the “Reverse Split”) and (ii) setting the number of authorized shares of Common Stock of the Company that the Company shall have authority to issue following the Reverse Split at 50,000,000 shares of Common Stock. The Reverse Split had been previously approved by the Board on June 24, 2018.

The Board of Directors of the Company (the “Board”) believes that the Amendment is beneficial to the Company. The full text of the Amendment is attached as Exhibit A to this Information Statement.

No action is required by you. The enclosed Information Statement is being furnished to you to inform you that the foregoing actions have been approved by the holders of a majority of the outstanding voting power of the Company. Because the stockholders holding at least a majority of the outstanding voting power of the Company have voted in favor of the foregoing actions, and such stockholders have sufficient voting power to approve such actions through their ownership of our capital stock, no other stockholder consents will be solicited in connection with the transaction described in this Information Statement. The Board is not soliciting your proxy in connection with the adoption of these resolutions and proxies are not requested from stockholders. The resolutions will not become effective before the date which is at least 20 calendar days after this Information Statement was first mailed to the stockholders. You are urged to read the Information Statement in its entirety for a description of the actions taken by the majority stockholders.

This Information Statement is being mailed on or about July 12, 2018, to stockholders of record on the close of business on July 2, 2018 (the “Record Date”).

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS:

Tucson, Arizona	/s/ Dr. Carr Bettis
July 10, 2018	Name: Dr. Carr Bettis
Title: Executive Chairman

AUDIOEYE, INC.

5210 E. Williams Circle, Suite 750

Tucson, Arizona 85711

Telephone: (866) 331-5324

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL INFORMATION

This Information Statement is being mailed on or about July 12, 2018, to the holders of record at the close of business on July 2, 2018 (the “Record Date”) of shares of the Common Stock of AudioEye, Inc., a Delaware corporation (the “Company”), in connection with the adoption of the Amendment for the Reverse Split by the Majority Stockholder Consent.

We sometimes refer to the Reverse Split as the “Corporate Action.” A copy of the form of the Amendment is attached as Exhibit A to this Information Statement.

The Company has no class of voting stock outstanding other than the Common Stock and the Preferred Stock. The following holders of 97,911,242 shares of our Common Stock and holders of 84,107 shares of our Preferred Stock, representing 57% of the outstanding shares of our voting power, have executed the Majority Stockholder Consent approving the Amendment:

Name	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
David Moradi	47,597,320	28%
Carr Bettis	15,605,954	9%
Keith Kosow	11,643,188	7%
Greg McCabe	7,742,857	5%
Ernest Purcell	7,273,272	4%
Sean Bradley	4,855,539	3%
Larry Bradley	1,941,970	1%

The elimination of the need for a special meeting of stockholders to approve this Corporate Action is made possible by Section 228 of the Delaware General Corporation Law, which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, our Board voted to utilize the written consent of the holders of a majority of our outstanding voting securities. The Board does not intend to solicit any proxies or consents from any other stockholder in connection with this action.

This Information Statement is being distributed pursuant to the requirements of Section 14(c) of the Exchange Act to our stockholders of record on the Record Date. This Information Statement also constitutes notice under 228 of the Delaware General Corporation Law that the Corporate Action was taken by the written consent of the majority stockholders. This Information Statement is being mailed on or about July 12, 2018, to stockholders of record on the Record Date who did not execute the Majority Stockholder Consent and is being delivered to inform you of the Corporate Action described herein before it takes effect in accordance with Rule 14c-2 of the Exchange Act. No dissenter’s rights are afforded to our stockholders under Delaware law as a result of the adoption of the Amendment.

The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our Common Stock held of record by them, and will reimburse such persons for their reasonable charges and expenses in connection therewith.

THE AMENDMENT

When effective, the Amendment will amend our Certificate of Incorporation to effect (i) the Reverse Split and (ii) the decrease in the authorized shares of Common Stock.

Reverse Split

The primary purpose of a reverse split of our Common Stock would be to increase the market bid and closing price of our Common Stock. We believe that a reverse split could initially help increase the market bid price of our Common Stock. However, the effect of a reverse split on the market bid price of our Common Stock cannot be predicted with any certainty, and the history of similar reverse splits for companies in similar circumstances is varied. There can be no assurance that the bid or closing price of our Common Stock would rise in proportion to the reduction in the number of shares of our Common Stock outstanding following the reverse split. Additionally, even though the reverse split, by itself, would not impact the Company’s assets or prospects, the reverse split could be followed by a decrease in the aggregate market value of our Common Stock. The market bid price of our Common Stock may be based also on other factors that may be unrelated to the number of shares outstanding, including our future performance.

The Board also believes that a higher share price for our Common Stock may help generate investor interest in the Company. The current low price of our Common Stock may mean that it does not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Furthermore, various regulations and policies restrict the ability of stockholders to borrow against or “margin” low-priced stock and declines in the stock price below certain levels may trigger unexpected margin calls. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Finally, we believe that most investment funds are reluctant to invest in lower priced stocks. It should be noted that the liquidity of our Common Stock may be adversely affected by the reverse split, since fewer shares will be outstanding after the reverse split. However, the Board is hopeful that the anticipated higher market bid price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

On the effective date of the Amendment effecting the Reverse Split (the “Effective Date”), each holder of our Common Stock will own a reduced number of shares of our Common Stock. However, the Reverse Split will affect all holders of our Common Stock uniformly and will not affect any common stockholder’s percentage ownership interests in the Company. In lieu of issuing fractional shares, each holder of our Common Stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder’s certificates will have such fractional share amount rounded upwards to the nearest whole share amount.

The Amendment will not change the terms of our Common Stock. The post-split shares of Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now outstanding. Each stockholder’s percentage ownership of Common Stock will not be altered. The Common Stock will remain fully paid and non-assessable. The reverse split is not intended as a “going private transaction” covered by Rule 13e-3 under the Exchange Act. We plan to continue to comply with the periodic reporting requirements of the Exchange Act.

Following the Effective Date, it is not anticipated that the Company’s financial condition, the percentage ownership of management or any aspect of the Company’s business would materially change as a result of a reverse split. A reverse split could result in some stockholders holding less than 100 shares of Common Stock and as a consequence may incur greater costs associated with selling such shares. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis than the cost of transactions in even multiples of 100 shares.

A reverse split would not affect the par value of our Common Stock. As a result, on the Effective Date, the stated capital on our balance sheet attributable to the Common Stock will be reduced in proportion to the fraction by which the number of shares of Common Stock is reduced, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be retroactively increased for each period because there will be fewer shares of our Common Stock outstanding.

On the Effective Date of any reverse split, all outstanding options and warrants, if any, will be adjusted to reflect the Reverse Split. The number of shares of Common Stock that the holders of outstanding options and warrants may purchase upon exercise of their options and warrants may decrease, and the exercise prices of such options and warrants will increase, in proportion to the fraction by which the number of shares of Common Stock underlying such options and warrants are reduced as a result of the Reverse Split, resulting in the same aggregate price being required to be paid as would have been paid immediately preceding the Reverse Split.

Although our authorized Common Stock will be reduced, the overall effect will be an increase in our authorized but not outstanding or reserved shares of Common Stock. These shares may be issued by our Board in its discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of Common Stock.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES. Beginning on the Effective Date, each certificate representing pre-Reverse Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares. Shares held by a broker will automatically reflect the new quantity of shares based on the ratio of the Reverse Split.

We will not issue fractional certificates for post-Reverse Split shares in connection with the Reverse Split. In lieu of issuing fractional shares, each holder of Common Stock who would otherwise have been entitled to a fraction of a share will have such fractional share amount rounded upwards to the nearest whole share amount.

The Amendment will be in substantially the form attached to this Information Statement as Exhibit A and will become effective upon the acceptance for record of the Amendment with the Secretary of State of Delaware, which will occur no earlier than 20 calendar days after this Information Statement is first mailed to our stockholders who did not execute the Majority Stockholder Consent.

Federal Income Tax Consequences of the Reverse Split

The following discussion is a summary of certain federal income tax consequences of the Reverse Split to the holders of Common Stock. This discussion is based on the Internal Revenue Code of 1986, as amended, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion is for general information purposes only and the tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. In addition, this discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment, including without limitation, holders of warrants, holders who are dealers in securities, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold Common Stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired the Common Stock pursuant to the exercise of compensatory stock options or otherwise as compensation. The following discussion also does not address the tax consequences of the Reverse Split under foreign, state or local tax laws. Accordingly, each stockholder should consult his or her tax adviser to determine the particular tax consequences to him or her of a reverse split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

Generally, a reverse split will not result in the recognition of gain or loss for federal income tax purposes. The adjusted basis of the new shares of Common Stock will be the same as the adjusted basis of the Common Stock exchanged for such new shares. The holding period of the post-Reverse Split shares of the Common Stock resulting from implementation of the Reverse Split will include the stockholder’s respective holding periods for the pre-Reverse Split shares.

Adjustment of Number of Shares of Authorized Common Stock

Our Board and the majority stockholders authorized the Common Stock change whereby the number of authorized shares of our Common Stock will be changed to 50,000,000 shares. The change in the number of authorized shares of Common Stock will occur concurrently with the Reverse Split. On a post-Reverse Split basis, this adjustment represents a relative increase in the available shares of Common Stock.

The additional shares of Common Stock available for issue would be part of the existing class of Common Stock, if and when issued. These shares would have the same rights and privileges as the shares of Common Stock currently outstanding. Holders of the Company’s Common Stock do not have preemptive rights to subscribe for and purchase any new or additional issues of Common Stock or securities convertible into Common Stock.

Our Board believes that a relative increase in the Common Stock available for issuance is in the best interests of the Company and its stockholders. The purpose of increasing the relative number of authorized shares of Common Stock is to have shares available for issuance for such corporate purposes as the Board may determine in its discretion, including, without limitation:

•	conversion of convertible securities;

•	future acquisitions;

•	investment opportunities;

•	stock dividends or other distributions;

•	issuances pursuant to our equity incentive plans; and

•	future financings and other corporate purposes.

Although the Company is actively discussing financing alternatives which may result in the issuance of additional shares of Common Stock, the Company has no such plans, proposals, or arrangements, written or otherwise, at this time to issue any of the newly available authorized shares of Common Stock.

No further stockholder approval is required to effect an increase in the Common Stock available for issuance or to issue any additional shares of Common Stock.

Anti-Takeover Effects of the Common Stock Increase

THE OVERALL EFFECT OF THE COMMON STOCK INCREASE MAY BE TO RENDER MORE DIFFICULT THE CONSUMMATION OF MERGERS WITH THE COMPANY OR THE ASSUMPTION OF CONTROL BY A PRINCIPAL STOCKHOLDER, AND THUS MAKE IT DIFFICULT TO REMOVE MANAGEMENT.

A possible effect of the relative Common Stock increase is to discourage a merger, tender offer or proxy contest, or the assumption of control by a holder of a large block of the Company's voting securities and the removal of incumbent management. Our management could use the additional shares of Common Stock available for issuance to resist or frustrate a third-party takeover effort favored by a majority of the independent stockholders that would provide an above-market premium by issuing additional shares of Common Stock.

The increase in the relative number of authorized shares of Common Stock is not the result of an effort to accumulate the Company’s securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise. Nor is the relative Common Stock increase a plan by management to adopt a series of amendments to the Company’s charter or bylaws to institute an anti-takeover provision. The Company does not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences. As discussed above, the reason for the relative increase in the number of shares of Common Stock that the Company is able to issue in order to attract potential investors and conduct equity financings. Any issuance of additional shares of Common Stock could have the effect of diluting any future earnings per share and book value per share of the outstanding shares of our Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

PRINCIPAL STOCKHOLDERS

At April 2, 2018, we had 161,664,077 shares of our Common Stock and 110,000 shares of our Preferred Stock outstanding, which are our only classes of voting securities. The following table sets forth information regarding the beneficial ownership of our Common Stock and Preferred Stock as of April 2, 2018 by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	our named executive officers, directors and director nominees as a group.

Unless otherwise indicated, the business address of each person listed is in care of 5210 E. Williams Circle, Suite 750, Tucson, Arizona 85711. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our Common Stock outstanding on that date and all shares of our Common Stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our Common Stock owned by them, except to the extent that power may be shared with a spouse.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Common Stock Owned (1)(2)

5% Owners
David Moradi (3)	72,629,882	(4)	38.23%

KTK Capital Inc. (5)	13,266,824	(6)	8.06%

Officers and Directors
Dr. Carr Bettis (7)	21,926,654	(8)	12.91%

Todd Bankofier	2,398,571	(9)	1.46%

Sean Bradley	6,899,861	(10)	4.21%

Anthony Coelho	1,750,000	(11)	1.07%

Ernest Purcell (12)	11,152,473	(13)	6.82%

Alexandre Zyngier (14)	4,201,142	(15)	2.55%

All directors and executive officers as a group (6 persons)	48,328,701		25.98%

(1)	Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assume the exercise of all options and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of April 2, 2018, except as otherwise noted. Shares issuable pursuant to the exercise of stock options and other securities convertible into common stock exercisable within 60 days are deemed outstanding and held by the holder of such options or other securities for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)	These percentages have been calculated based on 161,664,077 shares of common stock outstanding as of April 2, 2018.

(3)	Mr. Moradi’s business address is c/o Anthion Partners LLC, 379 West Broadway, New York, New York 10012.

(4)	Comprised of (i) 3,879,211 shares of common stock, warrants to purchase 2,939,583 shares of common stock that are currently exercisable or exercisable within 60 days of April 2, 2018, and 3,267,678 shares of common stock issuable upon conversion of 50,000 shares of Series A Preferred Stock; and (ii) 40,418,410 shares of common stock and warrants to purchase 22,125,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 2, 2018, held by Anthion Partners II, LLC, an entity for which Mr. Moradi is deemed the beneficial owner.

(5)	KTK Capital’s business address is 100 South Pointe Drive #1501, Miami Beach, FL 33139.

(6)	Comprised of (i) 5,861,349 shares of common stock, warrants to purchase 2,234,375 shares of common stock that are currently exercisable or exercisable within 60 days of April 2, 2018 and 653,536 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock; and (ii) 4,517,564 shares of common stock held by Keith Kosow, who may be deemed to be a beneficial owner of KTK Capital.

(7)	Dr. Bettis’s business address is c/o Fathom Lab LLC, 16211 N. Scottsdale Rd, Suite A6A-628, Scottsdale, AZ 85254.

(8)	Comprised of (i) 1,250,000 shares of common stock, options to purchase 3,468,750 shares of common stock that are currently exercisable or exercisable within 60 days of April 2, 2018 and warrants to purchase 3,742,620 shares of common stock that are currently exercisable or exercisable within 60 days of April 2, 2018; (ii) 11,408,070 shares of common stock and warrants to purchase 292,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 2, 2018 held by CSB IV US Holdings LLC, an entity for which Mr. Bettis is deemed the beneficial owner; (iii) 365,000 shares of common stock held by Carr Bettis IRA, an entity for which Mr. Bettis is deemed the beneficial owner; and (iv) 699,803 shares of common stock, warrants to purchase 46,875 shares of common stock that are currently exercisable or exercisable within 60 days of April 2, 2018 and 653,536 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock and accrued dividends held by J. Carr & Stephanie V. Bettis Revocable Trust, Dated 1/1/03, an entity for which Mr. Bettis is deemed the beneficial owner.

(9)	Comprised of 228,571 shares of common stock, options to purchase 1,650,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 2, 2018 and warrants to purchase 20,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 2, 2018.

(10)	Comprised of (i) 169,587 shares of common stock, options to purchase 1,817,689 shares of common stock that are currently exercisable or exercisable within 60 days of April 2, 2018, warrants to purchase 3,200 shares of common stock that are currently exercisable or exercisable within 60 days of April 2, 2018 and 268,407 shares of common stock issuable upon conversion of 4,107 shares of Series A Preferred Stock; and (ii) 4,640,978 shares of common stock held by Banyon Tree LLC, an entity for which Mr. Bradley is deemed the beneficial owner.

(11)	Consists of 50,000 shares of common stock and options to purchase 1,700,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 2, 2018.

(12)	Mr. Purcell’s business address is 1395 Brickell Avenue, Suite 1130, Miami, FL 33131.

(13)	Comprised of (i) 4,885,603 shares of common stock, options to purchase 3,000,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 2, 2018, warrants to purchase 1,180,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 2, 2018 and 653,536 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock; and (ii) 1,433,334 shares of common stock held by Ernest W. Purcell and Anne M. Purcell as joint tenants.

(14)	Mr. Zyngier’s business address is 286 Madison Ave, 8th floor, New York NY 10017.

(15)	Comprised of (i) options to purchase 1,750,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 2, 2018; (ii) 1,251,142 shares of common stock and warrants to purchase 1,000,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 2, 2018 held by Equity Trust Custodian, FBO Alexandre Zyngier IRA, an entity for which Mr. Zyngier is deemed the beneficial owner and (iii) warrants to purchase 200,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 2, 2018 held by Research Agency, Inc., for which Mr. Zyngier is deemed the beneficial owner.

DISSENTERS’ RIGHTS

Under Delaware law there are no dissenters’ rights available to our stockholders in connection with the Amendment.

HOW THE AMENDMENT WILL BE ENACTED

The Corporate Action will be effected by the filing of the Amendment with the Secretary of State of Delaware. The Amendment will be effective upon the date of filing, which is no earlier than 20 calendar days after this Information Statement is first mailed to our stockholders who did not execute the Majority Stockholder Consent. The Corporate Action will occur on the Effective Date without any further action on the part of our stockholders or the Board.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy and information statements with respect to two or more stockholders sharing the same address by delivering a single proxy or Information Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy or information statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that it is or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy or Information Statement, or if you currently receive multiple proxy or information statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to AudioEye, Inc., 5210 E. Williams Circle, Suite 750, Tucson, Arizona 85711 or by faxing a communication to (520) 844-2989.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Dr. Carr Bettis
July 10, 2018	Name: Dr. Carr Bettis, Title: Executive Chairman

Exhibit A

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

AUDIOEYE, INC.

The undersigned, Todd Bankofier, hereby certifies that:

1.  He is the Chief Executive Officer of AudioEye, Inc. (the “Corporation”), a Delaware corporation, and is duly authorized by the unanimous written consent of the Board of Directors of the Corporation to execute this instrument.

2. The present name of the Corporation is “AudioEye, Inc.” The Corporation filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on May 20, 2005.

3. This Certificate of Amendment of the Certificate of Incorporation was duly approved by the Corporation’s Board of Directors and duly adopted by written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. The Fourth Article of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

FOURTH: Immediately upon filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every 25 shares of the Corporation’s Common Stock outstanding immediately prior to such filing shall be combined and reconstituted as one share of the Corporation’s Common Stock. The split of the outstanding shares of Common Stock shall be referred to as the “Reverse Split.”

The Reverse Split shall occur without any further action on the part of the Corporation or the holders thereof and whether or not certificates representing the holders’ shares prior to the Reverse Split are surrendered for cancellation.

No fractional interest in a share of Common Stock shall be deliverable upon the Reverse Split. All shares of Common Stock (including fractions thereof) held by a holder immediately prior to the Reverse Split shall be aggregated for purposes of determining whether the Reverse Split would result in the issuance of a fractional share. Any fractional share resulting from such aggregation of Common Stock upon the Reverse Split shall be rounded up and converted to the nearest whole share of Common Stock. The Corporation shall not be obliged to issue certificates evidencing the shares of Common Stock outstanding as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

 The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 60,000,000, of which 50,000,000 shares shall be Common Stock of the par value of $.00001 per share and 10,000,000 shares shall be Preferred Stock of the par value of $.00001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Delaware. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power. The powers, preferences and rights of the shares of Common Stock are as follows:

1. Dividends. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

2. Voting Rights. At every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the Corporation.

3. Dissolution, Liquidation or Winding-Up. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this ____ day of ___________, 2018.

AUDIOEYE, INC.

By:
Name:	Todd Bankofier
Title:	Chief Executive Officer